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                                    EXHIBIT 10.23

                                  ADVISORY AGREEMENT


          ADVISORY AGREEMENT, dated as of November 14, 1994 (the
"Agreement"), between FAMILY BOOKSTORES COMPANY, INC., a Michigan corporation (the "Corporation"), and ELECTRA, INC., a Delaware corporation ("ELECTRA").


                                  R E C I T A L S :


          The Corporation, Electra Investment Trust P.L.C., a U.K. corporation ("EIT"), and Electra Associates, Inc., a Delaware corporation ("Associates" and, together with EIT, the "Purchasers"), have entered into that certain Securities Purchase Agreement, dated as of November 14, 1994 (the "Securities Purchase Agreement"), pursuant to which the Purchasers have purchased from the Corporation its senior subordinated notes due 2003 in the aggregate principal amount of $5,000,000, together with certain warrants in respect of the Corporation's common stock (collectively the "Financing"). Capitalized terms used and not defined herein shall have the respective meanings given to such terms in the Securities Purchase Agreement. Electra has provided valuable financial, consulting and advisory services in connection with the Financing.

          Electra, by and through its officers, employees, agents and affiliates, has expertise in the fields of management, finance, equity markets and strategic planning. The Corporation desires to avail itself of the expertise of Electra in these and other areas in which Electra is acknowledged to have expertise.

                                      AGREEMENT

          The parties hereby agree as follows:

          1. SERVICES. The Corporation hereby retains Electra to render consulting services to the Corporation and its subsidiaries of up to an aggregate of 50 hours per quarter to be provided by such of Electra's personnel as Electra shall deem appropriate, and Electra hereby agrees to render such services, for the period commencing on the date hereof and continuing during the term of this Agreement. Electra shall render such consulting services to the Corporation in connection with strategic planning, financings, acquisitions and dispositions as the Board of Directors of the Corporation may from time to time reasonably request.

          2. TERM. This Agreement shall terminate on the earlier of (i) the occurrence of a Triggering Event or (ii) the date on which (x) the Purchasers (or any of their controlled affiliates) cease to own any combination of Common Stock or Warrants exchangeable into Common Stock, collectively equivalent to at least 5% of the Common Stock


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on a Fully Diluted basis, and (y) the Notes have been repaid in full, together with any accrued and unpaid interest thereon to the date of repayment.

          3.   FEES AND EXPENSES.

               (a) As compensation for Electra's consulting services rendered pursuant to Section 1, so long as this Agreement shall be in effect, the Corporation shall pay to Electra an annual fee of $100,000, which shall be payable in four (4) equal quarterly installments of $25,000 each, payable on the first day of each quarter during each fiscal year of the Corporation, with the first such quarterly payment to be payable on the Closing Date (with the first such payment pro rated from the Closing Date to December 31, 1994).

               (b) In addition to the fees provided for above, upon submission of an expense account with reasonably necessary supporting documentation, the Corporation shall promptly reimburse Electra for reasonable out-of-pocket costs and expenses incurred in connection with the performance of the consulting services under this Agreement. Electra's reimbursement requests will comply with the Company's expense and travel policies generally available.

          4.   LATE PAYMENTS; DEFAULT.

               (a) In the event that the Corporation shall fail to pay all or any part of the fees described in Section 3 when due, and the Corporation does not cure such failure prior to the 10th day of the quarter in which such payment is due, then Electra shall be entitled to interest on the unpaid amount equal to 14% per annum until paid.

               (b) While a default hereunder is continuing, Electra shall be excused from rendering any further services pursuant to this Agreement. The right and privilege of Electra to withhold services is intended to be in addition to any and all other remedies available because of the Corporation's default, including Electra's right to payment of all fees set forth herein. Further, in the event of a default by the Corporation, the Corporation shall reimburse Electra for all costs and expenses incurred by Electra, including, without limitation, reasonable attorney's fees, in connection with such default and any litigation or other proceeds instituted for the collection of payment due hereunder.

          5. INDEMNITY. The Corporation shall indemnify and hold harmless Electra and its controlling persons, and their respective stockholders, partners, directors, officers, agents, representatives and employees, to the full extent lawful, from and against any losses, claims, damages or liabilities related to or arising out of the specific services rendered under this Agreement and shall promptly reimburse Electra and any other party entitled to be indemnified hereunder for all reasonable out-of-pocket expenses (including attorney's fees and

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expenses) incurred by Electra or any such party in connection with investigating, preparing or defending any claim in connection with pending or threatened litigation in which Electra or any other party entitled to be indemnified hereunder is a party or is threatened or otherwise likely to become a party. The Corporation will not, however, be responsible for any claims, liabilities, losses, damages or expenses to the extent they are finally judicially determined to have resulted primarily from Electra's willful misconduct after the expiration of all appeals or appeal periods, recklessness, or material breach of its obligations hereunder. If such indemnification is for any reason not available, the Corporation shall contribute to the losses, claims, damages and liabilities involved in such proportion as it is appropriate to reflect the relative fault of the Corporation and its subsidiaries on the one hand and Electra on the other hand. Under no circumstances shall Electra and the other parties entitled to be indemnified hereunder be responsible for any amounts in excess of the amount of any fees actually received and retained by Electra. The foregoing agreement shall be in addition to any rights that Electra or any indemnified party may have under any of the agreements executed in connection with the Financing or at common law or otherwise.

          The Corporation shall not, without Electra's prior consent, settle or compromise any pending or threatened claim, action or suit in respect of which indemnification or contribution may be sought hereunder unless the foregoing contains an unconditional release of Electra and any other party entitled to be indemnified hereunder from all liability and obligation arising therefrom. Electra shall have no liability to the Corporation or any of its subsidiaries arising out of or in connection with this engagement except to the extent a loss results to the Corporation or any of its subsidiaries that is finally judicially determined after the expiration of all applicable appeals or appeal periods to have resulted primarily from Electra's willful misconduct, recklessness, or material breach of its obligations hereunder. The Corporation on its own behalf and on behalf of each of its subsidiaries, hereby consents to personal jurisdiction, service and venue in any court in which any claim which is subject to this Agreement is brought against Electra or any other party entitled to be indemnified hereunder. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF OR CONTEMPLATED BY THIS SECTION 5 IS HEREBY WAIVED. The provisions of this Section 5 shall survive the expiration of this Agreement.

          6. LITIGATION EXPENSES. In the event of any litigation or other proceedings between the Corporation or any of its subsidiaries on the one hand, and Electra on the other hand, relating to or arising out of this Agreement, all costs, charges and expenses incurred by the prevailing party in connection with such litigation or other proceedings (including attorneys' fees) shall be borne by the other party in such litigation or other proceedings.

          7. NOTICES. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed sufficient if (i) delivered in person, (ii) mailed by certified mail or (iii) sent by facsimile transmission, with a copy sent simultaneously by the U.S. mail,

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as follows:

          If to the Corporation, to:

          Family Bookstores Company, Inc.
          5300 Patterson, S.E.
          Grand Rapids, Michigan 49530
          Telephone:     (616) 698-6900
          Telecopier:    (616) 698-3421
          Attention:     President

          With a copy to:

          Warner Norcross & Judd LLP
          900 Old Kent Building
          111 Lyon Street, N.W.
          Grand Rapids, Michigan 49503-2489
          Telephone:     (616) 752-2000
          Telecopier:    (616) 752-2500
          Attention:     John G. Cameron, Jr., Esq.

          If to Electra to:

          Electra, Inc.
          70 E. 55th Street
          (25th Floor)
          New York, NY 10022
          Telephone:     (212) 319-0081
          Telecopier:    (212) 319-3069
          Attention:     John L. Pouschine

          With a copy to:

          Willkie Farr & Gallagher
          One Citicorp Center
          153 East 53rd Street
          New York, NY 10022-4677
          Telephone:     (212) 821-8000
          Telecopier:    (212) 821-8111
          Attention:     Peter J. Hanlon, Esq.

Any party, by notice to the other parties hereto, may designate additional or different

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addresses for subsequent notices or communications.

          8. PERMISSIBLE ACTIVITIES. Nothing herein shall in any way preclude Electra from engaging in any business activities or from performing services for its own account or for the account of others, including, without limitation, EIT.

          9. AMENDMENTS. This Agreement supersedes all prior agreements among the parties with respect to its subject matter, is intended as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed or terminated orally. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. A waiver by any party of any breach of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach. Any waiver must be in writing.

          10. CONSULTING RELATIONSHIP. It is understood and agreed that nothing contained herein shall be deemed to create any employer/employee relationship or agency relationship between the Corporation or any of its Subsidiaries, on the one hand, and Electra, on the other hand. No federal, state or local withholding deductions shall be withheld from the fees payable to Electra pursuant to this Agreement.

          11. JURISDICTION. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, or if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of New York.

          12. MISCELLANEOUS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including any corporation into which the Corporation shall consolidate or merge or to which it shall transfer substantially all of its assets. This Agreement may not be assigned by the Corporation and may be assigned by Electra only to a corporation or other entity controlled by or under common control with Electra. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state (without giving effect to conflict of law rules).

          IN WITNESS WHEREOF, the parties hereto have duly executed this Advisory Agreement as of the day and year first above written.

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                                              FAMILY BOOKSTORES, INC.


                                              By /s/ Leslie E. Dietzman
                                                --------------------------
                                                  Name: Leslie E. Dietzman
                                                  Title: President


                                              ELECTRA, INC.


                                              By /s/ John L. Pouschine
                                                --------------------------
                                                  Name: John L. Pouschine
                                                  Title: Senior Vice President





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